Exhibit 99.1

Deltic Timber Corporation		NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	April 23, 2012		CONTACT: Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary First Quarter 2012 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that preliminary net income for the first quarter of 2012 was $.1 million, $.01 a share, the same as reported for the first quarter a year ago. The Company’s Mills segment reported improved operating income due to an increase in sales volume, a higher average unit sales price, and a lower average cost per unit sold, when compared to the first quarter of 2011. The improvement in results for the Mills segment was essentially offset by increased Corporate general and administrative expenses and a lower equity in the earnings of Del-Tin Fiber, Deltic’s joint venture to manufacture medium density fiberboard (“MDF”). Net cash provided by operating activities was $2.1 million in the first quarter of 2012, which compares to net cash required of $1.2 million a year ago.

Commenting on results, Mr. Dillon stated, “I am pleased to report that Deltic’s solid assets generated profitable results despite the continued negative impact on our businesses caused by the weak housing market. Having our Mills segment produce increased operating income in this lumber market was quite an accomplishment, and reinforces our vertical-integration strategy. In addition, dry weather conditions in our operating area resulted in excellent logging conditions in our timberlands, on which we capitalized by increasing our harvest levels when compared to the first quarter of 2011. We are also beginning to see a slight increase in residential lot sales activity in our Chenal Valley development, as a result of low interest rates combined with improved credit availability from area banks. At Del-Tin Fiber, we are focused on further improvement in productivity and efficiency during this period of a moderately soft MDF market, in addition to evolving the product mix of the plant to utilize different resin glue to reduce manufacturing cost there.”

Operating income for Deltic’s Woodlands segment was $4.8 million in the first quarter of 2012, an increase of $.1 million when compared to $4.7 million reported a year ago. The Company harvested 173,007 tons of pine sawtimber during the current period of 2012, an 18 percent increase from the 146,089 tons harvested in the first quarter of 2011. The average per-ton price for pine sawtimber was $22 for the first quarter of 2012, a 15 percent decrease from $26 per ton for 2011’s first quarter. The decrease in the sales price for pine sawtimber was due to lower demand from the sawmills in Deltic’s operating area, which was caused by a reduced operating level. Pine pulpwood harvested in 2012’s first quarter period totaled 134,934 tons at an average sales price of $9 per ton, which compares to 125,467 tons harvested at $8 per ton for the same period of 2011. Deltic was able to increase the harvest volume of both pine sawtimber and pulpwood because of the favorable logging conditions during the current-year period. Oil and gas lease rentals and net royalty income totaled $1.4 million during the current period of 2012 compared to $1.6 million during 2011’s same quarter. The reduction was due to the impact of decade-low prices for natural gas, which was partially offset by an increase in the number of producing wells. During the current quarter, the Company sold 270 acres of timberland, primarily non-strategic recreational-use hardwood bottomland, at an average sales price of $1,400 per acre versus 2011’s first quarter sales of 307 acres at an average sales price of $1,400 per acre.

Deltic’s Mills segment reported operating income of $1.6 million in the first quarter of 2012, which compares to $.7 million for the same period of 2011. The improvement was due to a higher per-unit sales price; improved hourly productivity rates; increased sales volume; and a lower cost of logs used in manufacturing lumber, as evidenced by the current-period’s decreased average sales price for pine sawtimber. The current-quarter’s average lumber sales price of $271 per thousand board feet was an increase of $5 per thousand board feet from the first quarter of 2011. In the first quarter of 2012, Deltic sold 65 million board feet of lumber, an increase of 2.5 million board feet when compared to 2011’s first quarter sales of 62.5 million board feet, as the Company increased lumber production to match market demand.

The Company’s Real Estate segment reported an operating loss of $.8 million for the first quarters of both 2012 and 2011. Residential lot sales totaled seven lots in 2012’s first quarter compared to three lots sold in the same period of 2011. The current quarter’s average per-lot sales price was $67,100, an $18,200 per lot decrease when compared to the first quarter of 2011’s average per-lot sales price of $85,300, due to the mix of lots sold. There were no sales of commercial real estate acreage in the first quarter of either year.

Corporate operating expense was $4.3 million in the first quarter of 2012, which compares to $4 million for the corresponding period of 2011. The slight increase was due to higher general and administrative expenses, primarily resulting from increased pension and post-retirement benefit obligations caused by lower interest rates. Deltic’s equity in the earnings of Del-Tin Fiber was $.1 million for the current year quarter versus $.5 million for the same period in 2011, as the joint venture experienced increased manufacturing cost, including high resin expense. Capital expenditures were $4 million for the first quarters of both 2012 and 2011.

Regarding the outlook for the second quarter and year of 2012, Mr. Dillon stated, “At this time we anticipate the pine sawtimber harvest to be 150,000 to 170,000 tons and 575,000 to 600,000 tons, respectively. Finished lumber production sales volume are anticipated to be at 50 to 70 million board feet for the second quarter and 250 to 275 million board feet for the year, depending upon market conditions. Residential lot sales are estimated at five to ten lots and 25 to 35 lots for the second quarter and year of 2012, respectively. Even though commercial acreage in Chenal Valley receives interest, due to the volatile nature of commercial real estate transactions and the significant number of factors related to any sale, it is difficult to anticipate future closings.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 24, 2012, at 10:00 a.m. Central Time to discuss the first quarter of 2012 earnings. Interested parties may participate in the call by dialing 1-888-396-2369 and referencing participant passcode identification number 14030564. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Tuesday, May 1, 2012, by dialing 1-888-286-8010 and referencing replay passcode identification number 39241642.

Summary financial data and operating statistics for the first quarter of 2012 with comparisons to 2011 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
		Operating		Operating
	Net Sales	Income/ (Loss)	Net Sales	Income/ (Loss)
Woodlands	$10.0	4.8	10.0	4.7
Mills	22.6	1.6	21.6	0.7
Real Estate	1.9	(0.8)	1.7	(0.8)
Corporate	—	(4.3)	—	(4.0)
Eliminations	(3.9)	(0.2)	(3.9)	—

Total net sales/operating income	$30.6	1.1	29.4	0.6

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Net sales	$30,639	29,395

Costs and expenses
Cost of sales	22,001	21,337
Depreciation, amortization, and cost of fee timber harvested	2,908	3,162
General and administrative expenses	4,596	4,346

Total costs and expenses	29,505	28,845

Operating income	1,134	550
Equity in earnings of Del-Tin Fiber	71	537
Interest income	2	7
Interest and other debt expense, net of capitalized interest	(1,035)	(942)
Other income/(expense)	(25)	3

Income before income taxes	147	155
Income taxes	(50)	(63)

Net income	$97	92

Earnings per common share
Basic	$0.01	0.01
Assuming dilution	$0.01	0.01
Dividends per common share paid	$0.075	0.075
Average common shares outstanding (thousands)
Basic	12,501	12,409
Assuming dilution	12,567	12,509

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Mar. 31,	Dec. 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$3,074	3,291
Trade accounts receivable—net	6,582	4,821
Other receivables	—	1
Inventories	4,792	4,353
Prepaid expenses and other current assets	4,766	3,862

Total current assets	19,214	16,328

Investment in real estate held for development and sale	57,063	57,408
Investment in Del-Tin Fiber	7,284	7,113
Other investments and noncurrent receivables	316	885
Timber and timberlands—net	229,866	228,274
Property, plant, and equipment—net	29,365	30,187
Deferred charges and other assets	1,589	1,675

Total assets	$344,697	341,870

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$2,928	1,867
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	2,413	1,971
Deferred revenues and other accrued liabilities	7,651	7,761

Total current liabilities	14,103	12,710

Long-term debt	65,000	64,000
Deferred tax liabilities—net	1,351	1,211
Other noncurrent liabilities	36,284	36,826
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	80,648	80,842
Retained earnings	162,318	163,170
Treasury stock, 159,043 and 208,296 shares held, respectively	(5,595)	(7,288)
Accumulated other comprehensive loss	(9,540)	(9,729)

Total stockholders’ equity	227,959	227,123

Total liabilities and stockholders’ equity	$344,697	341,870

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2012	2011
Operating activities
Net income	$97	92
Adjustments to reconcile net income to net cash provided/(required) by operating activities:
Depreciation, amortization, and cost of fee timber harvested	2,908	3,162
Deferred income taxes	17	39
Real estate development capital expenditures	(105)	(298)
Real estate costs recovered upon sale	232	130
Timberland costs recovered upon sale	127	142
Equity in earnings of Del-Tin Fiber	(71)	(537)
Stock-based compensation expense	558	507
Net increase in liabilities for pension and other postretirement benefits	450	147
Net decrease in deferred compensation for stock-based liabilities	(890)	(694)
Increase in operating working capital other than cash and cash equivalents	(1,375)	(3,805)
Other changes in assets and liabilities	169	(120)

Net cash provided/(required) by operating activities	2,117	(1,235)

Investing activities
Capital expenditures, excluding real estate development	(3,478)	(2,822)
Net change in purchased stumpage inventory	(346)	(770)
Advances to Del-Tin Fiber	(800)	(597)
Repayments from Del-Tin Fiber	700	875
Net change in funds held by trustee	568	—
Other—net	220	170

Net cash required by investing activities	(3,136)	(3,144)

Financing activities
Proceeds from borrowings	2,000	5,500
Repayments of notes payable and long-term debt	(1,000)	(1,000)
Treasury stock purchases	(19)	(55)
Common stock dividends paid	(949)	(941)
Proceeds from stock option exercises	409	646
Excess tax benefits from stock-based compensation	534	498
Deferred financing costs	—	(1,094)
Other—net	(173)	(130)

Net cash provided by financing activities	802	3,424

Net decrease in cash and cash equivalents	(217)	(955)
Cash and cash equivalents at January 1	3,291	3,831

Cash and cash equivalents at March 31	$3,074	2,876

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended March 31,
(Thousands of dollars)	2012	2011
Capital expenditures
Woodlands	$2,679	2,351
Mills	850	1,232
Real Estate (includes development expenditures)	182	323
Corporate	4	70

Total capital expenditures	$3,715	3,976

Woodlands
Pine sawtimber harvested from fee lands—tons	173,007	146,089
Pine sawtimber price—per ton	$22	26
Timberland sales—acres	270	307
Timberland sales price—per acre	$1,448	1,358
Mills
Finished lumber sales—thousands of board feet	65,002	62,456
Finished lumber price—per thousand board feet	$271	266
Real Estate
Residential
Lots sold	7	3
Average sales price—per lot	$67,100	85,300